Exhibit 10.4

TERM COLLATERAL AGREEMENT

dated as of

July 31, 2015,

among

BUILDERS FIRSTSOURCE, INC.,

THE OTHER GRANTORS PARTY HERETO,

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Term Collateral Agent

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS
SECTION 1.01.	Defined Terms	1
SECTION 1.02.	Other Defined Terms	1

ARTICLE II

PLEDGE OF SECURITIES

SECTION 2.01.	Pledge	6
SECTION 2.02.	Delivery of the Pledged Collateral	6
SECTION 2.03.	Representations, Warranties and Covenants	7
SECTION 2.04.	Registration in Nominee Name; Denominations	8
SECTION 2.05.	Voting Rights; Dividends and Interest	9
SECTION 2.06.	Article 8 Opt-In	10

ARTICLE III

SECURITY INTERESTS IN PERSONAL PROPERTY

SECTION 3.01.	Security Interest	11
SECTION 3.02.	Representations and Warranties	13
SECTION 3.03.	Covenants	15
SECTION 3.04.	Other Actions	16
SECTION 3.05.	Covenants Regarding Patent, Trademark and Copyright Collateral	17

ARTICLE IV

REMEDIES

SECTION 4.01.	Remedies upon Default	18
SECTION 4.02.	Application of Proceeds	19
SECTION 4.03.	Securities Act	20
SECTION 4.04.	Grant of License to Use Intellectual Property	21

ARTICLE V

MISCELLANEOUS

SECTION 5.01.	Notices	22
SECTION 5.02.	Waivers; Amendment	22
SECTION 5.03.	Collateral Agent’s Fees and Expenses; Indemnification	22
SECTION 5.04.	Successors and Assigns	22
SECTION 5.05.	Survival of Agreement	23

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Schedules

Schedule I	Grantors
Schedule II	Pledged Equity Interests; Pledged Debt Securities
Schedule III	Intellectual Property
Schedule IV	Commercial Tort Claims

Exhibits

Exhibit I	Form of Grantor Supplement
Exhibit II	Form of Copyright Security Agreement
Exhibit III	Form of Patent Security Agreement
Exhibit IV	Form of Trademark Security Agreement

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TERM COLLATERAL AGREEMENT dated as of July 31, 2015 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) among BUILDERS FIRSTSOURCE, INC., a Delaware corporation (the “Borrower”), the other GRANTORS from time to time party hereto and Deutsche Bank AG New York Branch, as Term Collateral Agent (in such capacity, together with its successors and assigns, the “Term Collateral Agent”).

Reference is made to the Term Loan Credit Agreement dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto from time to time and Deutsche Bank AG New York Branch, as Term Administrative Agent. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Grantors (other than the Borrower) are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. (a) Each capitalized term used but not defined herein shall have the meaning assigned thereto in the Credit Agreement; provided that each term defined in the New York UCC (as defined herein) and not defined in this Agreement or the Credit Agreement shall have the meaning specified in the New York UCC. The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The rules of construction specified in Sections 1.03 and 1.04 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Credit Agreement” means the Credit Agreement dated as of the Effective Date (as defined in the Credit Agreement) among the Borrower, the Subsidiaries of the Borrower party thereto, SunTrust Bank, as administrative and collateral agent and the lenders party thereto from time to time, as amended, modified, supplemented, substituted, replaced, restated or refinanced, in whole or in part, from time to time (whether with the original administrative agent and lenders or other agents and lenders or otherwise and whether provided under the original ABL Credit Agreement or another credit agreement, indenture, instrument, other document or otherwise, unless such credit agreement, indenture, instrument or document expressly provides that it is not an ABL Credit Agreement).

“ABL Representative” means initially, Suntrust Bank, in its capacity as administrative agent and collateral agent under the ABL Credit Agreement and the other ABL Loan Documents and any other administrative agent, collateral agent or representative of the holders of ABL Obligations appointed as a representative for purposes related to the administration of the security documents pursuant to the ABL Credit Agreement, in such capacity as provided in the ABL Credit Agreement.

“Account Debtor” means any Person that is or may become obligated to any Grantor under, with respect to or on account of an Account, Chattel Paper or General Intangible.

“After-acquired Debt” has the meaning set forth in the definition of Pledged Collateral.

“After-acquired Shares” has the meaning set forth in the definition of Pledged Collateral.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.01.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Collateral” means Article 9 Collateral and Pledged Collateral.

“Term Collateral Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Copyright Security Agreement” means the Copyright Security Agreement substantially in the form of Exhibit II hereto.

“Copyrights” shall mean, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Credit Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Discharge of Senior Secured Debt Obligations” has the meaning assigned to such term in the ABL/Bond Intercreditor Agreement.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“Excluded Accounts” shall have the meaning assigned to such term in the ABL Credit Agreement.

“Excluded CFC” means any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Excluded Collateral” shall mean (i) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction), (ii) pledges and security interests prohibited by applicable law, rule or regulation (including any legally effective requirement to obtain the consent of any governmental authority), (iii) margin stock and, to the extent prohibited by the terms of any applicable organizational documents, joint venture agreement or shareholders’ agreement, equity interests in any person other than wholly-owned restricted subsidiaries, (iv) assets to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Term Administrative Agent, (v) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (vi) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or its Subsidiaries) after giving effect to the applicable anti-assignment provisions of the UCC or other similar applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other similar applicable law notwithstanding such prohibition, (vii) any Excluded Real Property, (viii) any rolling stock and (ix) Excluded Accounts listed in clauses (iii) and (iv) of the definition of Excluded Accounts in the ABL Credit Agreement.

“Excluded Equity Interests” shall mean (a) any of the outstanding voting Equity Interests or other voting ownership interests of any Excluded CFC or FSHCO in excess of 65% of all the Equity Interests or other voting ownership interests of such Excluded CFC or FSHCO designated as having voting power, (b) any equity or other voting ownership interests in any Subsidiary that is not a first tier Subsidiary of the Borrower or a Guarantor, (c) any Equity Interests to the extent the pledge thereof would be prohibited or limited by any applicable law, rule or regulation existing on the date hereof or on the date such Equity Interests are acquired by the Borrower or a Guarantor or on the date the issuer of such Equity Interests is created, (d) the Equity Interests of a Subsidiary (other than a Wholly-Owned Subsidiary) the pledge of which would violate a contractual obligation to the owners of the other Equity Interests of such Subsidiary (other than any such owners that are the Borrower or Affiliates of the Borrower) that is binding on or relating to such Equity Interests and (e) the Equity Interests of any Unrestricted Subsidiaries.

“Federal Securities Laws” has the meaning assigned to such term in Section 4.03.

“FSHCO” means any Subsidiary that is not a Foreign Subsidiary that owns no material assets other than the capital stock of one or more Subsidiaries that are Excluded CFCs.

“Grantor Supplement” means an instrument in the form of Exhibit I hereto, or any other form approved by the Term Collateral Agent, and in each case reasonably satisfactory to the Term Collateral Agent.

“Grantors” means (a) the Borrower, (b) each other Subsidiary identified on Schedule I hereto and (c) each Subsidiary that becomes a party to this Agreement as a Grantor on or after the Effective Date.

“Intellectual Property” shall mean, with respect to any Grantor, all intellectual and similar property of every kind and nature now owned or hereafter acquired by such Grantor, including Patents, Copyrights, Trademarks and all related documentation and registrations and all additions, improvements or accessions to any of the foregoing.

“Intercompany Note” means a promissory note substantially in the form of Exhibit I to the Credit Agreement.

“Inventory” shall have the meaning set forth in Article 9 of the UCC and shall include, without limitation, (a) all goods intended for sale or lease or for display or demonstration, (b) all work in process, and (c) all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, packing, shipping, advertising, selling, leasing or furnishing of goods or services or otherwise used or consumed in the conduct of business.

“Licenses” shall mean, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to (a) any and all written licensing agreements or similar arrangements in and to its owned (1) Patents, (2) Copyrights, or (3) Trademarks, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Patents” shall mean, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing throughout the world.

“Patent Security Agreement” means the Patent Security Agreement substantially in the form of Exhibit III hereto.

“Pledged Collateral” shall mean collectively, (a) all of the Equity Interests of Restricted Subsidiaries that are Material Subsidiaries (other than Excluded Equity Interests) held by the Grantors, including such Equity Interests described in Schedule 6 in the Perfection Certificate issued by the entities named therein and all other Equity Interests required to be pledged by any Grantor under Article 5.11 of the Credit Agreement (the “After-acquired Shares”) (the “Pledged Equity Securities”) and (b) each promissory note (including the Intercompany Note), Tangible Chattel Paper and Instrument evidencing Indebtedness in excess of $1,000,000 (individually) owed to any Grantor (other than such promissory notes, Tangible Chattel Paper and Instruments that are Excluded Collateral) described in Schedule 7 in the Perfection Certificate and issued by the entities named therein and all other Indebtedness owed to any Grantor hereafter and required to be pledged by any Grantor pursuant to Section 5.12 of the Credit Agreement (the “After-acquired Debt”), in each case as such Section may be amended pursuant to Section 9.02 of the Credit Agreement (the “Pledged Debt Securities”).

“Pledged Debt Securities” has the meaning assigned to such term in clause (b) of the definition of Pledged Collateral.

“Pledged Equity Interests” has the meaning assigned to such term in clause (a) of the definition of Pledged Collateral.

“Pledged Securities” means any promissory notes, stock certificates, unit certificates, limited or unlimited liability membership certificates or other securities (to the extent certificated) now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Receivables” shall mean the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money that are General Intangibles or that are otherwise included as Collateral.

“Secured Parties” means (a) each Lender, (b) the Term Administrative Agent, (c) the Term Collateral Agent, (d) each holder of Secured Swap Obligations, (e) each holder of Secured Cash Management Obligations (f) each Lead Arrangers, (g) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (h) the permitted successors and assigns of each of the foregoing.

“Security Interest” has the meaning assigned to such term in Section 3.01(a).

“Stock Rights” shall mean all dividends, instruments or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive an Equity Interest constituting Collateral and any right to receive earnings, in which such Grantor now has or hereafter acquires any right, issued by an issuer of such Equity Interest.

“Trademark Security Agreement” means the Trademark Security Agreement substantially in the form of Exhibit IV hereto.

“Trademarks” shall mean, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing throughout the world.

“UCC” shall mean the New York UCC; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Term Collateral Agent’s and the Secured Parties’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Vehicles” shall mean all vehicles covered by a certificate to title law of any state and all tires and other appurtenances to any of the foregoing.

ARTICLE II

Pledge of Securities

SECTION 2.01. Pledge. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby pledges, assigns and grants to the Term Collateral Agent, on behalf of and for the benefit of the Secured Parties, a security interest in all of its right, title and interest in, to and under all of the Pledged Collateral.

Notwithstanding the foregoing or anything herein to the contrary, in no event shall the “Pledged Collateral” include or the security interest attach to any Excluded Collateral or Excluded Equity Interests.

SECTION 2.02. Delivery of the Pledged Collateral.

(a) Subject to the Pari Passu Intercreditor Agreement and the ABL/Bond Intercreditor Agreement, each Grantor will promptly deliver to the Term Collateral Agent (or its non-fiduciary agent or designee) upon execution of this Agreement all certificates, now or hereafter acquired, if any, representing or evidencing the Pledged Collateral to the extent such certificates constitute certificated securities (other than checks received in the ordinary course of business), together with duly executed instruments of transfer or assignments in blank.

(b) Except as otherwise addressed in Section 3.03(b) herein, if any amount payable with respect to any Indebtedness owed to any Grantor shall be or become evidenced by any promissory note (which may be a global note), such note or instrument shall be promptly delivered (but in any event within 45 days of receipt (other than any promissory note in an aggregate principal amount of less than $1,000,000 owed to the applicable Grantor by any Person) by such

Grantor or such longer period as the Term Collateral Agent may agree in its reasonable discretion) to the Term Collateral Agent, for the benefit of the Secured Parties, together with an undated instrument of transfer duly executed in blank and in a manner reasonably satisfactory to the Term Collateral Agent.

(c) Upon delivery to the Term Collateral Agent, (i) any certificate or promissory note representing Pledged Securities shall be accompanied by undated stock or note powers, as applicable, duly executed in blank or other undated instruments of transfer duly executed in blank and reasonably satisfactory to the Term Collateral Agent and by such other instruments and documents as the Term Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by undated proper instruments of assignment duly executed in blank by the applicable Grantor and such other instruments and documents as the Term Collateral Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing such Pledged Securities, which schedule shall be deemed attached to, and shall supplement, Schedule II hereto and be made a part hereof; provided, that failure to provide any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 2.03. Representations, Warranties and Covenants. The Grantors jointly and severally represent, warrant and covenant to and with the Term Collateral Agent, for the benefit of the Secured Parties, that:

(a) as of the Effective Date, Schedule II hereto sets forth a true and complete list, with respect to each Grantor, of all the Pledged Equity Interests owned by such Grantor in any Subsidiary and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests owned by such Grantor and all the Pledged Debt Securities owned by such Grantor;

(b) the Pledged Equity Interests and the Pledged Debt Securities have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity Interests, are fully paid and, in the case of corporate interests, nonassessable and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof, except to the extent that enforceability of such obligations may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditor’s rights generally; provided that the foregoing representations, insofar as they relate to the Pledged Collateral issued by a Person other than the Borrower or any Subsidiary, are made to the knowledge of the Grantors;

(c) except for the security interests granted hereunder and under any other Loan Documents, each of the Grantors (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II hereto as owned by such Grantor, (ii) holds the same free and clear of all Liens, other than Liens permitted pursuant to Section 6.02 of the Credit Agreement and transfers made in compliance with the Credit Agreement, (iii) will make no further assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Liens permitted pursuant to Section 6.02 of the Credit Agreement and transfers made in compliance with the Credit Agreement, and (iv) will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens (other than the Liens created by this Agreement and the other Loan Documents and Liens permitted pursuant to Section 6.02 of the Credit Agreement), however arising, of all Persons whomsoever;

(d) except for restrictions and limitations imposed by or otherwise permitted by the Loan Documents (including pursuant to the ABL Loan Documents and any Liens permitted pursuant to Section 6.02 of the Credit Agreement) or securities laws generally, the Pledged Equity Interests and, to the extent issued by the Borrower or any Subsidiary, the Pledged Debt Securities are and will continue to be freely transferable and assignable, and none of the Pledged Equity Interests and, to the extent issued by the Borrower or any Subsidiary, none of the Pledged Debt Securities are or will be subject to any option, right of first refusal, shareholders agreement or Organizational Document provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect in any manner adverse to the Secured Parties in any material respect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Term Collateral Agent of rights and remedies hereunder;

(e) each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities constituting certificated securities are delivered to the Term Collateral Agent in accordance with this Agreement, the Term Collateral Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities, free of any adverse claims, under the New York UCC to the extent such lien and security interest may be created and perfected under the New York UCC, as security for the payment and performance of the Secured Obligations; and

(g) subject to the terms of this Agreement and to the extent permitted by applicable law, each Grantor hereby agrees that upon the occurrence and during the continuance of an Event of Default, it will comply with the instructions of the Term Collateral Agent with respect to the Equity Interests in such Grantor that constitute Pledged Equity hereunder that are not certificated without further consent by the applicable owner or holder of such Equity Interests.

SECTION 2.04. Registration in Nominee Name; Denominations. If an Event of Default shall have occurred and is continuing and the Term Collateral Agent shall have notified the Grantors in writing of its intent to exercise such rights, the Term Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Term Collateral Agent or in its own name as pledgee or in the name of its nominee (as pledgee or as sub-agent), and each Grantor will promptly give to the Term Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor. Upon the occurrence and during the continuance of an Event of Default, the Term Collateral Agent shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any reasonable purpose consistent with this Agreement.

SECTION 2.05. Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default shall have occurred and is continuing and the Term Collateral Agent shall have notified the Grantors in writing that their rights under this Section 2.05 are being suspended:

(i) each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof;

(ii) the Term Collateral Agent shall promptly execute and deliver to each Grantor, or cause to be promptly executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section; and

(iii) each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and are otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity Interests or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests in the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral and, if received by any Grantor, shall be forthwith delivered to the Term Collateral Agent in the same form as so received (with any necessary endorsements, stock or note powers and other instruments of transfer reasonably requested by the Term Collateral Agent), in each case, to the extent required pursuant to Section 2.02 or Section 2.06. So long as no Event of Default has occurred and is continuing, the Term Collateral Agent shall promptly deliver to each Grantor any Pledged Securities in its possession if requested to be delivered to the issuer thereof in connection with any exchange or redemption of such Pledged Securities permitted by the Credit Agreement in accordance with this Section 2.05(a)(iii), subject to receipt by the Term Collateral Agent of a certificate of a Responsible Officer of the Borrower with respect thereto and other documents reasonably requested by the Term Collateral Agent.

(b) Upon the occurrence and during the continuance of an Event of Default, after the Term Collateral Agent shall have notified the Grantors, as applicable, of the suspension of their rights under paragraph (a)(iii) of this Section 2.05, all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.05 shall cease, and all such rights shall thereupon become vested in the Term Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions; provided that, to the extent directed by the Required Lenders, the Term Collateral Agent shall have the right from time to time following the occurrence and during the continuance of an Event of Default to permit the Grantors to exercise such rights. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.05 shall be held for the benefit of the Term Collateral Agent and the other Secured Parties and shall be forthwith delivered to the Term Collateral Agent upon demand in the same form as so received (with any necessary endorsements, stock or note powers and other instruments of transfer reasonably requested by the Term Collateral Agent). Any and all money and other property paid over to or received by the Term Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Term Collateral Agent in an account to be established by the Term Collateral Agent upon receipt of such money or other property and, to the extent so received, shall, subject to any applicable Intercreditor Agreement, be applied in accordance with the provisions of Section 4.02. After all Events of Default have been cured or waived and the Borrower has delivered to the Term Collateral Agent a certificate of a Responsible Officer of the Borrower to that effect, the Term Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.05 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Term Collateral Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(i) of this Section 2.05, all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.05, and the obligations of the Term Collateral Agent under paragraph (a)(ii) of this Section 2.05, shall cease, and all such rights shall thereupon become vested in the Term Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Term Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived and the Borrower has delivered to the Term Collateral Agent a certificate of a Responsible Officer of the Borrower to that effect, all rights vested in the Term Collateral Agent pursuant to this paragraph (c) shall cease, and the Grantors shall have the exclusive right to exercise the voting and consensual rights and powers they would otherwise be entitled to exercise pursuant to paragraph (a)(i) of this Section 2.05.

(d) Any notice given by the Term Collateral Agent to the Grantors, suspending their rights under paragraph (a) of this Section 2.05 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Term Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Term Collateral Agent’s rights to give additional notices from time to time suspending other rights; provided that the Term Collateral Agent shall only provide any such notice if an Event of Default has occurred and is continuing.

SECTION 2.06. Article 8 Opt-In. No Grantor shall take any action to cause any membership interest, partnership interest, or other equity interest of any limited liability company or limited partnership owned or controlled by any Grantor comprising Collateral to be or become a “security” within the meaning of, or to be governed by Article 8 of the UCC as in effect under the laws of any state having jurisdiction and shall not cause or permit any such limited liability company or limited partnership to “opt in” or to take any other action seeking to establish any membership interest, partnership interest or other equity interest of such limited liability company or limited partnership comprising the Collateral as a “security” or to become a certificated security, in each case, without delivering all certificates evidencing such interest to the Term Collateral Agent in accordance with and as required by Section 2.02 or, in the case of any uncertificated security, without taking such steps, to the extent requested by the Term Collateral Agent (following notice to the Term Collateral Agent of any such change, which shall be promptly provided by such Grantor), to provide the Term Collateral Agent with control (as defined in Article 8-106 of the UCC) of any such security.

ARTICLE III

Security Interests in Personal Property

SECTION 3.01. Security Interest. (a) As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby pledges, assigns and grants to the Term Collateral Agent, on behalf of and for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of its right, title and interest in, to and under all of the following property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of, such Grantor, and regardless of where located (all of which are collectively referred to as the “Article 9 Collateral”):

(a)	all Accounts;

(b)	all Chattel Paper (including Electronic Chattel Paper and Tangible Chattel Paper);

(c)	all Intellectual Property;

(d)	all Documents;

(e)	all Equipment;

(f)	all Fixtures;

(g)	all General Intangibles;

(h)	all Goods;

(i)	all Instruments;

(j)	all Inventory;

(k)	all Investment Property;

(l)	all Letter-of-Credit Rights and Supporting Obligations;

(m)	all Deposit Accounts;

(n)	all Vehicles;

(o)	all Commercial Tort Claims as specified from time to time in Schedule IV hereto (as the same may be updated from time to time in accordance with the terms hereof);

(p)	all cash or other property deposited with the Term Collateral Agent or any Secured Party or any Affiliate of the Term Collateral Agent or any Secured Party or which the Term Collateral Agent, for its benefit and for the benefit of the other Secured Parties, or any Secured Party or such Affiliate is entitled to retain or otherwise possess as collateral pursuant to the provisions of this Agreement or the Credit Agreement;

(q)	all books, records, files, correspondence, computer programs, tapes, disks and related data processing software which contain information identifying or pertaining to any of the foregoing or any Account Debtor or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof;

(r)	As-Extracted Collateral; and

(s)	any and all accessions to, substitutions for and replacements, products and cash and non-cash proceeds (including Stock Rights) of the foregoing (including any claims to any items referred to in this definition and any claims against third parties for loss of, damage to or destruction of any or all of the Collateral or for proceeds payable under or unearned premiums with respect to policies of insurance) in whatever form, including cash, negotiable instruments and other instruments for the payment of money, Chattel Paper, collateral agreements and other documents.

Notwithstanding the foregoing or anything herein to the contrary, in no event shall the “Article 9 Collateral” include or the Security Interest attach to any Excluded Collateral.

(b) Each Grantor hereby irrevocably authorizes the Term Collateral Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant U.S. jurisdiction any financing statements, with respect to the Collateral or any part thereof and amendments thereto that (i) describe the collateral covered thereby in any manner that the Term Collateral Agent reasonably determines is necessary or advisable to ensure the perfection of the security interest in the Collateral granted under this Agreement, including indicating the Collateral as “all assets” of such Grantor or words of similar effect, and (ii) contain the information required by Article 9 of the UCC for the filing of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and, if required, any organizational identification number issued to such Grantor. Each Grantor agrees to provide such information to the Term Collateral Agent promptly upon request.

The Term Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office), such documents as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest in Article 9 Collateral consisting of Patents, Trademarks or Copyrights granted by each Grantor and naming any Grantor or the Grantors as debtors and the Term Collateral Agent as secured party.

(c) The Security Interest and the security interest granted pursuant to Article II are granted as security only and shall not subject the Term Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

SECTION 3.02. Representations and Warranties. The Grantors jointly and severally represent and warrant to the Term Collateral Agent, for the benefit of the Secured Parties, that:

(a) each Grantor has good title or valid leasehold interests in the tangible Article 9 Collateral material to its business with respect to which it has purported to grant a Security Interest hereunder, free and clear of any Liens, (i) except for Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case to the extent the failure to have such good title or valid leasehold interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and has full power and authority to grant to the Term Collateral Agent, for the benefit of the Secured Parties, the Security Interest in such tangible Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained and except to the extent that failure to obtain or make such consent or approval, as the case may be, individually or in aggregate, could not reasonably be expected to have a Material Adverse Effect;

(b) the Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name and jurisdiction of organization of each Grantor, is correct and complete in all material respects as of the Effective Date. The Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations prepared by the Term Collateral Agent based upon the information provided to the Term Collateral Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule 4 to the Perfection Certificate (or specified by notice from the Borrower to the Term Collateral Agent after the Effective Date in the case of filings, recordings or registrations required by Section 5.12 of the Credit Agreement), are all the filings, recordings and registrations that are necessary to establish a legal, valid and perfected security interest in favor of the Term Collateral Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral in which the Security Interest may be perfected by such filing, recording or registration in the United States, and as of the date hereof, no further or subsequent filing, refiling, recording, rerecording, registration or reregistration (other than filings, if any, which shall be made in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, to record the Security Interest in Article 9 Collateral consisting of filed, registered or applied-for United States Patents, Trademarks and Copyrights) is necessary, except as provided under applicable law with respect to the filing of continuation statements (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of registered or applied for Patents, Trademarks and Copyrights filed, acquired or developed by a Grantor after the date hereof). The Grantors represent and warrant that, if applicable, a fully executed Patent Security Agreement, Trademark Security Agreement and Copyright Security Agreement, in each case containing a list of the Article 9 Collateral consisting of United States registered Patents, United States registered Trademarks and United States registered Copyrights (and applications for any of the foregoing), as applicable, and executed by each Grantor owning any such Article 9 Collateral, have been delivered to the Term Collateral Agent for recording with the United States Patent and Trademark Office or the United States Copyright Office as applicable to establish a legal, valid and perfected security interest in favor of the Term Collateral Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of registered and applied for Patents, Trademarks and Copyrights in which a security interest may be filed, recorded or registered in the United States Patent and Trademark Office or the United States Copyright Office, as applicable. No further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of registered and applied for Patents, Trademarks and Copyrights acquired or developed by a Grantor after the date hereof);

(c) the Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations, (ii) subject to the filings described in paragraph (b) of this Section 3.02 (including payment of applicable fees in connection therewith), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the applicable jurisdiction in the United States pursuant to the Uniform Commercial Code and (iii) subject to the filings described in paragraph (b) of this Section 3.02, a perfected security interest in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of a Patent Security Agreement, a Trademark Security Agreement and a Copyright Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Liens permitted pursuant to Section 6.02 of the Credit Agreement;

(d) as of the Effective Date, Schedule III hereto sets forth a true and complete list, with respect to each Grantor, of (i) all of such Grantor’s Patents and Trademarks applied for or issued or registered with the United States Patent and Trademark Office, including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each such Patent or Trademark and (ii) all of such Grantor’s Copyrights applied for or registered with the United States Copyright Office, including the name of the registered owner and the registration number of each such Copyright; and

(e) none of the Grantors has filed or consented to (i) the filing of any financing statement or analogous document, in each case with respect to a Lien, under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, or (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office, except, in each case, for Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement.

SECTION 3.03. Covenants. (a) Each Grantor shall, at its own expense, take any and all commercially reasonable actions necessary to (i) defend title to the Article 9 Collateral (other than Intellectual Property, which is governed by Section 3.05) against all Persons, except with respect to Article 9 Collateral that such Grantor determines in its reasonable business judgment is no longer necessary or beneficial to the conduct of such Grantor’s business, and (ii) defend the Security Interest of the Term Collateral Agent in the Article 9 Collateral and the priority thereof against any Lien, in each case subject to (x) Liens permitted pursuant to Section 6.02 of the Credit Agreement, (y) transfers made in compliance with the Credit Agreement and (z) the rights of such Grantor under Section 9.14 of the Credit Agreement and corresponding provisions of the Security Documents to obtain a release of the Liens created under the Security Documents.

(b) Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Term Collateral Agent may from time to time reasonably request to obtain, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any reasonable and documented or invoiced out-of-pocket fees and Taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements or other documents in connection herewith or therewith. If any amount payable to any Grantor under or in connection with any of the Article 9 Collateral shall be or become evidenced by any promissory note (which may be a global note) or other instrument (other than any promissory note or other instrument in an aggregate principal amount of less than $1,000,000 owed to the applicable Grantor by any Person), such note or instrument shall be promptly delivered (but in any event within 45 days of receipt by such Grantor or such longer period as the Term Collateral Agent may agree in its reasonable discretion) to the Term Collateral Agent, for the benefit of the Secured Parties, together with an undated instrument of transfer duly executed in blank and in a manner reasonably satisfactory to the Term Collateral Agent.

(c) At its option, the Term Collateral Agent may, with three (3) Business Day’s prior written notice to the Borrower, discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the tangible Article 9 Collateral and not permitted pursuant to Section 6.02 of the Credit Agreement, and may pay for the maintenance and preservation of the tangible Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement, this Agreement or any other Loan Document and within a reasonable period of time after the Term Collateral Agent has reasonably requested that it do so; provided that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Term Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(d) The exercise by the Term Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under each contract, agreement or instrument relating to the Article 9 Collateral unless the Term Collateral Agent has expressly in writing assumed such duties and obligations and each Grantor jointly and severally agrees to indemnify and hold harmless the Term Collateral Agent and the other Secured Parties from and against any and all liability for such performance.

(e) Notwithstanding anything herein to the contrary, it is understood that no Grantor shall be required by this Agreement to better assure, preserve, protect or perfect the Security Interest created hereunder by any means other than (i) filings of financing statements pursuant to the Uniform Commercial Code, (ii) filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office), in respect of registered or applied for Intellectual Property, (iii) in the case of Collateral that constitutes Pledged Securities, Instruments, Tangible Chattel Paper or Negotiable Documents (other than those Negotiable Documents held in the ordinary course of business), delivery thereof to the Term Collateral Agent in accordance with the terms hereof (together with, where applicable, undated stock or note powers or other undated proper instruments of assignment) and (iv) other actions to the extent required by Section 3.04 hereunder. No Grantor shall be required to (i) complete any filings or other action with respect to the better assurance, preservation, protection or perfection of the security interests created hereby in any jurisdiction outside of the United States or to reimburse the Administrative Agent for any costs incurred in connection with the same or (ii) except as required by Section 3.04(e) below, deliver control agreements with respect to, or confer perfection by “control” over, any Deposit Accounts, Securities Accounts or Commodity Accounts.

SECTION 3.04. Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Term Collateral Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments. If any Grantor shall at any time hold or acquire any Instruments constituting Collateral, such Grantor shall promptly (but in any event within 45 days of receipt by such Grantor or such longer period as the Term Collateral Agent may agree in its reasonable discretion) endorse, assign and deliver the same to the Term Collateral Agent, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Term Collateral Agent may from time to time reasonably request.

(b) Investment Property. Except to the extent otherwise provided in Article II, if any Grantor shall at any time hold or acquire any certificated securities constituting Collateral, such Grantor shall forthwith endorse, assign and deliver the same to the Term Collateral Agent, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Term Collateral Agent may from time to time reasonably request.

(c) [Reserved].

(d) Commercial Tort Claims. If any Grantor shall at any time hold or acquire a Commercial Tort Claim (in respect of which a complaint or counterclaim has been filed by or on behalf of such Grantor) seeking damages in an amount reasonably estimated to exceed $1,000,000, such Grantor shall promptly notify the Term Collateral Agent thereof in a writing signed by such Grantor, including a summary description of such claim, and Schedule IV hereto shall be deemed to be supplemented to include such description of such Commercial Tort Claim as set forth in such writing.

(e) Control Agreements. With respect to each Deposit Account and Securities Account subject to a control agreement for the benefit of an ABL Representative (the “ABL Control Agreement”), the applicable Grantor shall deliver to the Term Collateral Agent a duly executed control agreement, in form reasonably satisfactory to the Term Collateral Agent, granting to the Term Collateral Agent “control” within the meaning of the UCC over such Deposit Account or Securities Account at the time it enters into such ABL Control Agreement or with respect to any ABL Control Agreement outstanding on the date hereof, within 90 days of the date hereof (or such later date as may be agreed to by the Term Collateral Agent in its reasonable discretion).

SECTION 3.05. Covenants Regarding Patent, Trademark and Copyright Collateral. (a) Except to the extent a failure to act could not reasonably be expected to have a Material Adverse Effect of the type referred to in clause (a) or (b) of the definition of such term in the Credit Agreement, with respect to registration or pending application of each item of its Intellectual Property for which such Grantor has standing and ability to do so, each Grantor agrees to take commercially reasonable efforts to (i) take all steps to maintain the validity and enforceability of any United States registered Intellectual Property (or applications therefor) and to maintain such registrations and applications of Intellectual Property in full force and effect and (ii) pursue the registration and maintenance of each Patent, Trademark or Copyright registration or application that is material to the conduct of such Grantor’s business. Grantor shall take commercially reasonable steps to defend title to and ownership of its Intellectual Property that is material to the conduct of such Grantor’s business. Notwithstanding the foregoing, nothing in this Section 3.05 shall prevent any Grantor from disposing of, discontinuing the use or maintenance of, abandoning, failing to pursue or enforce or otherwise allowing to lapse, terminate, be invalidated or put into the public domain any of its registered or applied for Intellectual Property that is no longer used or useful, or economically practicable to maintain, or if such Grantor determines in its reasonable business judgment that such discontinuance is desirable in the conduct of its business.

(b) Each Grantor agrees that, should it obtain an ownership or other interest in any Intellectual Property after the Effective Date (i) the provisions of this Agreement shall automatically apply thereto and (ii) any such Intellectual Property shall automatically become Intellectual Property subject to the terms and conditions of this Agreement, except, with respect to each of (i) and (ii) above, if such Intellectual Property is obtained under a license from a third party under which a security interest would not be permitted. For the avoidance of doubt, a security interest shall not be granted in any Intellectual Property that constitutes an Excluded Asset.

(c) Each Grantor, either itself or through any agent, employee, licensee or designee, shall (i) whenever a certificate is delivered or required to be delivered pursuant to Section 5.03(b) of the Credit Agreement, deliver to the Term Collateral Agent a schedule setting forth all of such Grantor’s registered and applied for Patents, Trademarks and Copyrights that are not listed on Schedule III hereto or on a schedule previously provided to the Term Collateral Agent pursuant to this Section 3.05(c), and (ii) within a reasonable time following the request of the Term Collateral Agent, execute and deliver a Patent Security Agreement, Trademark Security Agreement or Copyright Security Agreement, as applicable, in respect of such Patents, Trademarks and Copyrights, and any and all other agreements, instruments, documents and papers as the Term Collateral Agent may reasonably request to evidence and perfect the Security Interest in such registered or applied for Patents, Trademarks or Copyrights.

ARTICLE IV

Remedies

SECTION 4.01. Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver, on demand, each item of Collateral to the Term Collateral Agent or any Person designated by the Term Collateral Agent, and it is agreed that the Term Collateral Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Term Collateral Agent, for the benefit of the Secured Parties, or to license or sublicense, whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Term Collateral Agent shall determine (other than in violation of any of the then existing licensing arrangements to the extent that waivers cannot be obtained) in connection with exercise of its remedies hereunder, and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and the Pledged Collateral and occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Term Collateral Agent shall have the right, subject to the mandatory requirements of applicable law and the notice requirements described below, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Term Collateral Agent shall deem appropriate. The Term Collateral Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Term Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Term Collateral Agent shall give the applicable Grantors no less than 10 days’ prior written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Term Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Term Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Term Collateral Agent may (in its sole and absolute discretion) determine. The Term Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Term Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Term Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Term Collateral Agent and the other Secured Parties shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Term Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Term Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Term Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercial reasonableness standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 4.02. Application of Proceeds. Subject to the terms of any applicable intercreditor agreement contemplated by the Credit Agreement, the Term Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by the Term Collateral Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all reasonable and documented or invoiced out-of-pocket court costs and the fees and expenses of its agents and legal counsel (limited, in the case of (x) legal fees and expenses, to the reasonable, documented and invoiced fees, charges and disbursements of Cahill Gordon & Reindel LLP and to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each relevant material jurisdiction and, in the case of an actual conflict of interest where the Term Collateral Agent or any Lender affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, one additional conflicts counsel and (y) the fees and expenses of any other advisor or consultant, to the reasonable, documented and invoiced fees, charges and disbursements of such advisor or consultant, but solely to the extent that such consultant or advisor has been retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed)), the repayment of all advances made by the Term Collateral Agent hereunder or under any other Loan Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of the Secured Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Secured Obligations owed to them on the date of any such distribution);

THIRD, to any agent of any other junior secured debt, in accordance with any applicable intercreditor agreement; and

FOURTH, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Term Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Term Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Term Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Term Collateral Agent or such officer or be answerable in any way for the misapplication thereof. The Term Collateral Agent shall have no liability to any of the Secured Parties for actions taken in reliance on information supplied to it as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Secured Obligations.

SECTION 4.03. Securities Act. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Term Collateral Agent if the Term Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Term Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable blue sky or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Term Collateral Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Term Collateral Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws to the extent the Term Collateral Agent has determined that such a registration is not required by any Requirements of Law and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Term Collateral Agent and the other Secured Parties shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Term Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached. The provisions of this Section 4.03 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Term Collateral Agent sells.

SECTION 4.04. Grant of License to Use Intellectual Property. Upon the occurrence and during the continuance of an Event of Default, for the purpose of enabling the Term Collateral Agent to exercise rights and remedies under this Agreement, each Grantor hereby grants to the Term Collateral Agent an irrevocable (until terminated as provided below), nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use or sublicense (to its contractors, agents or representatives, or otherwise exercising its remedies hereunder) any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof to the extent that such non-exclusive license (a) does not violate the express terms of any agreement between a Grantor and a third party governing such Collateral consisting of Intellectual Property, or gives such third party any right of acceleration, modification, termination or cancellation therein and (b) is not prohibited by any Requirements of Law; provided that such license and sublicenses with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks. The use of such license by the Term Collateral Agent may be exercised solely during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by the Term Collateral Agent in accordance with the provisions of this Agreement shall be binding upon the Grantors, notwithstanding any subsequent cure of an Event of Default. For the avoidance of doubt, at the time of the release of the Liens on any Collateral as set forth in Section 5.13, the license granted to the Term Collateral Agent pursuant to this Section 4.04 with respect to such Collateral shall automatically and immediately terminate.

ARTICLE V

Miscellaneous

SECTION 5.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Grantor shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.

SECTION 5.02. Waivers; Amendment. (a) No failure or delay by the Term Collateral Agent, Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Term Collateral Agent, Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default hereunder, regardless of whether the Term Collateral Agent, Administrative Agent, any Lender may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Term Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.04 of the Credit Agreement; provided that the Term Collateral Agent may, without the consent of any other Secured Party, consent to a departure by any Grantor from any covenant of such Grantor set forth herein to the extent such departure is consistent with the authority of the Term Collateral Agent set forth in the definition of the term “Collateral and Guarantee Requirement” in the Credit Agreement.

SECTION 5.03. Term Collateral Agent’s Fees and Expenses; Indemnification. The provisions of Section 9.03 of the Credit Agreement are incorporated herein by reference, mutatis mutandis; provided that each reference therein to the “Borrower” shall be deemed to be a reference to “each Grantor” and each reference therein to the “Term Administrative Agent” shall be deemed to be a reference to the “Term Collateral Agent.”

SECTION 5.04. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party, and all covenants, promises and agreements by or on behalf of any Grantor or the Term Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 5.05. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in this Agreement and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents and the making of any Loans, in each case, in accordance with and subject to the limitations set forth in Section 9.05 of the Credit Agreement.

SECTION 5.06. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Term Collateral Agent and a counterpart hereof shall have been executed on behalf of the Term Collateral Agent, and thereafter shall be binding upon such Grantor and the Term Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Term Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly provided in this Agreement and the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

SECTION 5.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 5.08. Right of Set-off. If an Event of Default under the Credit Agreement shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of any Grantor against any of and all the obligations of such Grantor then due and owing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although (i) such obligations may be contingent or unmatured and (ii) such obligations are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The applicable Lender shall notify the applicable Grantor and the Term Collateral Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section 5.08. The rights of each Lender under this Section 5.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

SECTION 5.09. Governing Law; Jurisdiction; Consent to Service of Process; Appointment of Service of Process Agent. (a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Term Collateral Agent, the Term Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Grantor or its respective properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) Each Grantor hereby irrevocably designates, appoints and empowers the Borrower as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding and the Borrower hereby accepts such designation and appointment.

SECTION 5.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.

SECTION 5.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.12. Security Interest Absolute. All rights of the Term Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee securing or guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.

SECTION 5.13. Termination or Release. (a) This Agreement, the Security Interest and all other security interests granted hereby shall terminate automatically upon the Termination Date.

(b) The Security Interest and all other security interests granted hereby shall also automatically terminate and be released at the time or times and in the manner set forth in Section 9.14 of the Credit Agreement.

(c) In connection with any termination or release pursuant to paragraph (a) or (b) of this Section, the Term Collateral Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the applicable Loan Party shall have provided the Term Collateral Agent such certifications or documents as the Term Collateral Agent shall reasonably request in order to demonstrate compliance with this Section 5.13. Any execution and delivery of documents by the Term Collateral Agent pursuant to this Section shall be without recourse to or warranty by the Term Collateral Agent.

SECTION 5.14. Additional Subsidiaries. The Grantors shall cause (i) each Subsidiary of the Borrower (other than any Excluded Subsidiary) which, from time to time, on or after the date hereof shall be required to pledge any assets) to the Term Collateral Agent for the benefit of the Secured Parties pursuant to the Credit Agreement and (ii) consistent with the Credit Agreement, any Domestic Subsidiary, or to the extent reasonably acceptable to the Term Collateral Agent, a Subsidiary that is not a Wholly Owned Subsidiary (including any consolidated Affiliate in which its Subsidiaries own no Equity Interests), which the Borrower, at its option, elects to become a Grantor, to execute and deliver to the Term Collateral Agent a Grantor Supplement regarding such Subsidiary (as applicable), in each case, within the time period provided in Section 5.11 of the Credit Agreement. Upon execution and delivery of such documents to the Term Collateral Agent, any such Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as such herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 5.15. Term Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby makes, constitutes and appoints the Term Collateral Agent (and all officers, employees or agents designated by the Term Collateral Agent) the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Term Collateral Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable (until termination of this Agreement in accordance with Section 5.13) and coupled with an interest. Without limiting the generality of the foregoing, the Term Collateral Agent shall have the right, but only upon the occurrence and during the continuance of an Event of Default and written notice by the Term Collateral Agent to the Borrower of its intent to exercise such rights, with full power of substitution either in the Term Collateral Agent’s name or in the name of such Grantor (a) to receive, indorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) upon prior written notice to the Borrower, to send verifications of accounts receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) upon prior written notice to the Borrower, to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Term Collateral Agent; (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Term Collateral Agent were the absolute owner of the Collateral for all purposes, and (i) to make, settle and adjust claims in respect of Article 9 Collateral under policies of insurance, indorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto; provided that nothing herein contained shall be construed as requiring or obligating the Term Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Term Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Term Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith or willful misconduct or that of any of their controlled Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact.

SECTION 5.16. Pari Passu Intercreditor Agreement and ABL/Bond Intercreditor Agreement Governs. Notwithstanding anything herein to the contrary, (i) the Liens and security interests granted to the Term Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and (ii) the exercise of any right or remedy by the Term Collateral Agent hereunder or the application of proceeds (including insurance proceeds and condemnation proceeds) of any Collateral, are subject to the provisions of the ABL/Bond Intercreditor Agreement and the Pari Passu Intercreditor Agreement, as applicable. In the event of any conflict between the terms of the ABL/Bond Intercreditor Agreement, the terms of the Pari Passu Intercreditor Agreement and the terms of this Agreement, the terms of the ABL/Bond Intercreditor Agreement and the Pari Passu Intercreditor Agreement shall govern, as applicable.

SECTION 5.17. Delivery of Collateral. In accordance with the terms of the ABL/Bond Intercreditor Agreement and the Pari Passu Intercreditor Agreement, all ABL Priority Collateral delivered to the ABL Representative shall be held by the ABL Representative as gratuitous bailee for the Secured Parties solely for the purpose of perfecting the security interest granted under this Agreement. Notwithstanding anything herein to the contrary, prior to the Discharge of Senior Secured Debt Obligations with respect to ABL First Lien Collateral (as defined in the ABL/Bond Intercreditor), to the extent any Grantor is required hereunder to deliver ABL First Lien Collateral to the Term Collateral Agent and is unable to do so as a result of having previously delivered such ABL First Lien Collateral to the ABL Representative in accordance with the terms of the ABL Security Documents, such Grantor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the ABL Representative, acting as gratuitous bailee of the Term Collateral Agent. Terms used in this Section 5.17 and not otherwise defined herein shall have the meanings given to such terms in the ABL/Bond Intercreditor Agreement.

SECTION 5.18. No Liability. The Term Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Term Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Term Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BUILDERS FIRSTSOURCE, INC., as Grantor

By:	/s/ Donald F. McAleenan
Name:	Donald F. McAleenan
Title:	Senior Vice President and Secretary

The Grantors Listed on Schedule I:

By:	/s/ Donald F. McAleenan
Name:	Donald F. McAleenan
Title:	Senior Vice President and Secretary

[Signature Page for Term Collateral Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Term Collateral Agent

By:	/s/ Michael Winters
Name:	Michael Winters
Title:	Vice President

By:	/s/ Michael Shannon
Name:	Michael Shannon
Title:	Vice President

[Signature Page for Term Collateral Agreement]

Schedule I to the

Collateral Agreement

GRANTORS

1.	Builders FirstSource Holdings, Inc., a Delaware corporation

2.	Builders FirstSource - Northeast Group, LLC, a Delaware limited liability company

3.	Builders FirstSource - Texas GenPar, LLC, a Delaware limited liability company

4.	Builders FirstSource - MBS, LLC, a Delaware limited liability company

5.	Builders FirstSource - Texas Group, L.P., a Texas limited partnership

6.	BFS Texas, LLC a Delaware limited liability company

7.	BFS IP, LLC a Delaware limited liability company

8.	Builders FirstSource - South Texas, L.P., a Texas limited partnership

9.	Builders FirstSource - Intellectual Property, L.P., a Texas limited partnership

10.	Builders FirstSource - Texas Installed Sales, L.P., a Texas limited partnership

11.	Builders FirstSource - Dallas, LLC, a Delaware limited liability company

12.	Builders FirstSource - Florida, LLC, a Delaware limited liability company

13.	Builders FirstSource - Florida Design Center, LLC, a Delaware limited liability company

14.	Builders FirstSource - Ohio Valley, LLC, a Delaware limited liability company

15.	BFS, LLC, a Delaware limited liability company

16.	Builders FirstSource - Atlantic Group, LLC, a Delaware limited liability company

17.	Builders FirstSource - Southeast Group, LLC, a Delaware limited liability company

18.	Builders FirstSource - Raleigh, LLC, a Delaware limited liability company

19.	Builders FirstSource - Colorado Group, LLC, a Delaware limited liability company

20.	Builders FirstSource - Colorado, LLC, a Delaware limited liability company

21.	ProBuild Holdings LLC, a Delaware limited liability company

22.	ProBuild Company LLC, a Delaware limited liability company

23.	ProBuild North Transportation LLC, a Washington limited liability company

24.	Timber Roots, LLC, a Washington limited liability company

25.	Spenard Builders Supply LLC, an Alaska limited liability company

26.	Pro-Build Real Estate Holdings, LLC, a Delaware limited liability company

27.	Builder’s Capital, LLC, a New York limited liability company